Exhibit 99.1

NEWS RELEASE	Contact:
Wade K. Kodama
wkodama@kapalua.com

MAUI LAND & PINEAPPLE, INC. REPORTS 1st QUARTER 2022 RESULTS

KAPALUA RESORT, Hawaii, May 10, 2022 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. “MLP” (NYSE: MLP) reported a net loss of $618,000, or $(0.03) per share, for the first quarter of 2022, compared to a net loss of $934,000, or $(0.05) per share, for the first quarter of 2021. The Company reported total operating revenues of $2.25 million and $2.06 million during the three months ended March 31, 2022 and 2021, respectively.

The Company did not have any real estate asset sales during the first quarters of 2022 or 2021.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$-	$-
Leasing	2,031	1,801
Resort amenities and other	217	258
Total operating revenues	2,248	2,059

OPERATING COSTS AND EXPENSES
Real estate	90	97
Leasing	741	840
Resort amenities and other	510	412
General and administrative	756	719
Share-based compensation	379	349
Depreciation	274	300
Total operating costs and expenses	2,750	2,717

OPERATING LOSS	(502)	(658)
Other income	-	13
Pension and other post-retirement expenses	(114)	(116)
Interest expense	(2)	(33)
LOSS FROM CONTINUING OPERATIONS	$(618)	$(794)
Loss from discontinued operations, net	-	(140)
NET LOSS	$(618)	$(934)
Pension, net	156	221
TOTAL COMPREHENSIVE LOSS	$(462)	$(713)

LOSS PER COMMON SHARE-BASIC AND DILUTED
Loss from Continuing Operations	$(0.03)	$(0.04)
Loss from Discontinued Operations	$-	$(0.01)
Net Loss	$(0.03)	$(0.05)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(unaudited)	(audited)
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash	$5,831	$5,596
Restricted cash	2,300	-
Accounts receivable, net	1,187	1,103
Prepaid expenses and other assets	278	333
Assets held for sale	3,157	3,144
Total current assets	12,753	10,176

PROPERTY & EQUIPMENT	51,235	51,235
Accumulated depreciation	(34,510)	(34,237)
Property & equipment, net	16,725	16,998

OTHER ASSETS
Deferred development costs	9,566	9,564
Other noncurrent assets	1,181	1,181
Total other assets	10,747	10,745
TOTAL ASSETS	$40,225	$37,919

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$774	$580
Payroll and employee benefits	591	949
Accrued retirement benefits, current portion	142	142
Deferred revenue, current portion	2,796	217
Other current liabilities	503	509
Total current liabilities	4,806	2,397

LONG-TERM LIABILITIES
Accrued retirement benefits, net of current portion	7,862	7,937
Deferred revenue, net of current portion	1,600	1,633
Deposits	2,278	2,309
Other noncurrent liabilities	53	53
Total long-term liabilities	11,793	11,932
TOTAL LIABILITIES	16,599	14,329

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock--no par value, 43,000,000 shares authorized, 19,430,409 and 19,383,288 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	82,876	82,378
Additional paid-in-capital	9,184	9,184
Accumulated deficit	(52,942)	(52,324)
Accumulated other comprehensive loss	(15,492)	(15,648)
Total stockholders' equity	23,626	23,590
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$40,225	$37,919